Filed pursuant to Rule 424(b)(7)
Registration No. 333-191210

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, par value $0.01 per share	7,100,000	$46.65	$331,215,000.00	$45,177.73	(1)

(1)	Calculated in accordance with Rule 457(r) and 456(b) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To prospectus dated September 17, 2013)

7,100,000 Shares

Five Below, Inc.

Common Stock

This is a public offering of 7,100,000 shares of common stock of Five Below, Inc. The selling shareholders, which include one of our officers identified in this prospectus supplement, are offering all 7,100,000 of the shares offered hereby, and we will not receive any of the proceeds from this offering. The selling shareholders have agreed to bear all of the offering expenses.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FIVE.” The last reported sale price of our common stock on September 16, 2013 was $47.41 per share.

See “Risk Factors” on page S-3 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse Securities (USA) LLC has agreed to purchase the common stock from the selling shareholders at a price of $46.65 per share, which will result in an aggregate of $331,215,000.00 in proceeds to the selling shareholders. Credit Suisse Securities (USA) LLC may offer the shares of common stock from time to time for sale in one or more negotiated transactions on The NASDAQ Global Select Market, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The underwriter expects to deliver the shares against payment in New York, New York on September 23, 2013.

Credit Suisse

Prospectus Supplement dated September 17, 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated September 17, 2013. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders named in a prospectus supplement over time may offer and sell our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling shareholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement. Please carefully read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

In this prospectus supplement, unless the context otherwise requires or where otherwise indicated, “we,” “us,” “our” and “Five Below” refer to Five Below, Inc., the issuer of the common stock, and its subsidiary as a combined entity.

We have not authorized anyone to give you any information or to make any representations about us, our common stock or any offers by our selling shareholders, other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this prospectus supplement nor the prospectus is an offer to sell anywhere or to anyone where or to whom the selling shareholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

BASIS OF PRESENTATION

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to January 31 of the following year. References to “fiscal year 2013” or “fiscal 2013” refer to the fiscal year ending February 1, 2014, references to “fiscal year 2012” or “fiscal 2012” refer to the fiscal year ended February 2, 2013, references to “fiscal year 2011” or “fiscal 2011” refer to the fiscal year ended January 28, 2012, and references to “fiscal year 2010” or “fiscal 2010” refer to the fiscal year ended January 29, 2011. Fiscal year 2013 consists of a 52-week period, fiscal year 2012 consisted of a 53-week period and each of fiscal years 2011 and 2010 consisted of a 52-week period.

On July 17, 2012, we amended our articles of incorporation to effect a 0.3460-for-1 reverse stock split of our common stock. Concurrent with the reverse stock split, we adjusted (x) the conversion price of our Series A 8% convertible preferred stock, (y) the number of shares subject to and the exercise price of our outstanding stock option awards under our equity incentive plan and (z) the number of shares subject to and the exercise price of our outstanding warrants, such that the holders of the preferred stock, options and warrants were in the same

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economic position both before and after the reverse stock split. In addition, immediately prior to the closing of our initial public offering, or IPO, the outstanding shares of our Series A 8% convertible preferred stock converted into shares of our common stock.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus supplement from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business, including Five Below® and Five Below Hot Stuff. Cool Prices.® Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. In this prospectus supplement, we also refer to product names, trademarks, trade names and service marks that are the property of other companies. Each of the trademarks, trade names or service marks of other companies appearing in this prospectus supplement belongs to its owners. Our use or display of other companies’ product names, trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, trade name or service mark owner, unless we otherwise indicate.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein. It does not contain all of the information that may be important to you and your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus supplement before making any investment decision.

In this prospectus supplement, unless the context otherwise requires or where otherwise indicated, (i) references to “Five Below,” the “Company,” “we,” “us,” and “our” refer to Five Below, Inc. and its subsidiary as a combined entity and (ii) references to “Merchandising Subsidiary” refers to Five Below Merchandising, Inc., our wholly-owned subsidiary. Numbers may not sum due to rounding.

Overview

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. We offer a dynamic, edited assortment of exciting products, all priced at $5 and below, including select brands and licensed merchandise across a number of categories, which we refer to as “worlds”: Style, Room, Sports, Media, Crafts, Party, Candy and Now (also known as “Seasonal”). We believe we are transforming the shopping experience of our target demographic with a unique merchandising strategy and high-energy retail concept that our customers consider fun and exciting. Based upon management’s experience and industry knowledge, we believe our compelling value proposition and the dynamic nature of our merchandise offering appeal to teens and pre-teens, as well as customers across a variety of age groups beyond our target demographic.

Five Below was founded in 2002 by our Executive Chairman, David Schlessinger, and our President and Chief Executive Officer, Thomas Vellios, who recognized a market need for a fun and affordable shopping destination aimed at our target customer. We opened the first Five Below store in 2002 and have since been expanding across the eastern half of the U.S. As of September 9, 2013, we operated a total of 282 locations across 19 states. Our stores average approximately 7,500 square feet and are typically located within power, community and lifestyle shopping centers across a variety of urban, suburban and semi-rural markets. We plan to open a total of approximately 60 net new stores in fiscal 2013, and we believe we have the opportunity to grow our store base to more than 2,000 locations over time.

Corporate and Other Information

Five Below was incorporated in Pennsylvania in January 2002. David Schlessinger, our Executive Chairman, and Thomas Vellios, our President and Chief Executive Officer, are the founders of Five Below. In October 2010, Advent International Corporation, or Advent, acquired a majority interest in Five Below, with the goal of supporting the management team in accelerating our growth.

As a result of an internal business restructuring, our merchandising operations are conducted through Five Below Merchandising, Inc., our wholly-owned subsidiary. Merchandising Subsidiary was incorporated in Pennsylvania in June 2013.

Office Location

Our principal executive office is located at 1818 Market Street, Suite 1900, Philadelphia, PA 19103 and our telephone number is (215) 546-7909. Our corporate website address is www.fivebelow.com. The information contained on, or accessible through, our corporate website does not constitute part of this prospectus supplement.

The Offering

Common stock offered by the selling shareholders	7,100,000 shares.

Common stock outstanding before and after this offering	54,040,270 shares.(1)

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by any selling shareholder.

Dividend policy	We currently intend to retain any future earnings for use in the operation and expansion of our business. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. In addition, the terms of our term loan facility and revolving credit facility contain restrictions on our ability to pay dividends.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read the information set forth under “Risk Factors” beginning on page S-3 of this prospectus supplement, together with all of the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before deciding to invest in shares of our common stock

Symbol for trading on The NASDAQ Global Select Market	“FIVE”

(1)	Based on shares outstanding as of September 9, 2013.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described in this prospectus supplement as well as other factors and information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for fiscal year 2012 and subsequently filed SEC reports. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the risks described in this prospectus supplement and the risks incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

Risks Related to This Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

Shares of our common stock were sold in our IPO in July 2012 at a price of $17.00 per share, and our common stock has subsequently traded as high as $49.68 and as low as $25.00 during the period from our IPO to September 16, 2013. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. In addition, broad market and industry factors, most of which we cannot control, may harm the price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the price of our common stock may include, among other things:

•	actual or anticipated fluctuations in quarterly operating results or other operating metrics, such as comparable store sales, that may be used by the investment community;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	conditions or trends affecting our industry or the economy generally;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the retail industry;

•	announcements by us or our competitors of new product offerings, significant acquisitions, strategic partnerships or divestitures;

•	our entry into new markets;

•	timing of new store openings;

•	percentage of sales from new stores versus established stores;

•	additions or departures of key personnel;

•	actual or anticipated sales of our common stock, including sales by our directors, officers or significant shareholders;

•	significant developments relating to our relationships with business partners, vendors and distributors;

•	customer purchases of new products from us and our competitors;

•	investor perceptions of the retail industry in general and our Company in particular;

•	major catastrophic events;

•	volatility in our stock price, which may lead to higher stock-based compensation expense under applicable accounting standards; and

•	changes in accounting standards, policies, guidance, interpretation or principles.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation, even if it does not result in liability for us, could result in substantial costs to us and divert management’s attention and resources.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. The sales, or the perception that these sales might occur, could depress the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the closing of this offering, we will have approximately 54,040,270 shares of common stock outstanding. All of these shares will be freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act, except for any shares of common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. In addition, pursuant to our amended and restated investor rights agreement, certain of our investors have rights to require us to file registration statements registering additional sales of shares of common stock or to include sales of such shares of common stock in registration statements that we may file for ourselves or other shareholders. In order to exercise these registration rights, these shareholders must satisfy certain conditions. Subject to compliance with applicable lock-up restrictions, shares of common stock sold under these registration statements can be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (other than stock transfer taxes and underwriting discounts or commissions) except to the extent the selling shareholders in such offering agree otherwise.

We, the selling shareholders and our President and Chief Executive Officer have agreed with the underwriter that for a period of 45 days after the date of this prospectus supplement, we or they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any shares of our common stock, or any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. The underwriter may, in its discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. See “Underwriting” for more information. Substantially all of our shares of common stock outstanding as of the date of this prospectus supplement may be sold in the public market by existing shareholders 45 days after the date of this prospectus supplement, subject to the lock-up agreement and applicable volume and other limitations imposed under federal securities laws. Sales by our existing shareholders of a substantial number of shares in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon the closing of this offering, funds managed by Advent will control an aggregate of 8.6% of the voting power of our outstanding common stock. As a result, Advent would be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers, acquisitions and other extraordinary transactions. It may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Five Below, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of Five Below and might ultimately affect the market price of our common stock. In addition, three of our directors are affiliates of Advent.

Certain of our existing investors have interests and positions that could present potential conflicts with our and our shareholders’ interests.

Advent makes investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Advent may also pursue, for its own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Our second amended and restated shareholders agreement, as amended, contains provisions renouncing any interest or expectancy held by our directors affiliated with Advent in certain corporate opportunities. Accordingly, the interests of Advent may supersede ours, causing them or their affiliates to compete against us or to pursue opportunities instead of us, for which we have no recourse. Such actions on the part of Advent and inaction on our part could have a material adverse effect on our business, financial condition and results of operations.

Your percentage ownership in us may be diluted by future equity issuances, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our equity incentive plan or shares of our authorized but unissued preferred stock. We initially reserved 7,600,000 shares of common stock under our equity incentive plan for future issuances and, as of September 9, 2013, 1,441,442 shares of our common stock are issuable upon the exercise of options outstanding. We also initially reserved 500,000 shares of common stock under our employee stock purchase plan for future issuances, 2,006 of which have been issued as of September 9, 2013. Exercises of these options or issuances of common stock or preferred stock could reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred stock, likely could result in your interest in us being subject to the prior rights of holders of that preferred stock.

We do not expect to pay any cash dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, including under agreements for indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

If securities or industry analysts do not publish research or continue to publish or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, or one or more of the analysts who cover our Company downgrade our stock, our stock price could decline.

Anti-takeover provisions could delay and discourage takeover attempts that shareholders may consider to be favorable.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and applicable provisions of Pennsylvania law may make it more difficult or impossible for a third party to acquire control of us or effect a change in our board of directors and management.

In particular, these provisions, among other things:

•	provide that only the chairman of the board of directors, the chief executive officer or a majority of the board of directors may call special meetings of the shareholders;

•	classify our board of directors into three separate classes with staggered terms;

•	provide for supermajority approval requirements for amending or repealing provisions in our amended and restated articles of incorporation and amended and restated bylaws;

•	establish certain advance notice procedures for nominations of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings; and

•	permit the board of directors, without further action of the shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock.

In addition, anti-takeover provisions in Pennsylvania law could make it more difficult for a third party to acquire control of us. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. For example, Pennsylvania law may restrict a third party’s ability to obtain control of us and may prevent shareholders from receiving a premium for their shares of our common stock. Pennsylvania law also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation.

These and other provisions of Pennsylvania law and our amended and restated articles of incorporation and amended and restated bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our shareholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirors or prevent the completion of a transaction in which our shareholders could receive a substantial premium over the then current market price for their shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference are forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or present facts or conditions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the introduction of new merchandise, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference speak only as of the date they were made about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in Part I, “Item 1A. Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus supplement, as amended by the risk factors included in Part II, “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement. These factors include without limitation:

•	failure to successfully implement our growth strategy;

•	disruptions in our ability to select, obtain, distribute and market merchandise profitably;

•	ability to successfully expand our distribution network capacity;

•	disruptions to our distribution network or the timely receipt of inventory;

•	inability to attract and retain qualified employees;

•	ability to increase sales and improve the efficiencies, costs and effectiveness of our operations;

•	dependence on our executive officers and other key personnel or our inability to hire additional qualified personnel;

•	ability to successfully manage our inventory balances and inventory shrinkage;

•	lease obligations;

•	changes in our competitive environment, including increased competition from other retailers;

•	increasing costs due to inflation, increased operating costs or energy prices;

•	the seasonality of our business;

•	disruptions to our information technology systems in the ordinary course or as a result of system upgrades;

•	failure to maintain adequate internal controls;

•	ability to obtain additional financing;

•	failure to secure customers’ confidential or credit card information, or other private data relating to our employees or our company;

•	natural disasters, unusual weather conditions, pandemic outbreaks, global political events, war and terrorism;

•	current economic conditions and other economic factors;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	inability to protect our brand name, trademarks and other intellectual property rights;

•	increased costs as a result of being a public company;

•	restrictions imposed by our indebtedness on our current and future operations; and

•	new regulations related to conflict minerals.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in this prospectus supplement, the prospectus and the documents incorporated herein by reference are based on information available to us at the time the statements were made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by any selling shareholder.

DIVIDENDS

On May 15, 2012, we declared and subsequently paid on May 16, 2012 a special dividend of $2.02 per share on shares of our common stock and on an as-converted basis on shares of our Series A 8% convertible preferred stock totaling approximately $99.5 million, which we refer to as the 2012 Dividend.

Other than the 2012 Dividend, in the past two fiscal years we have not declared, and currently do not plan to declare in the foreseeable future, dividends on shares of our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. In addition, the terms of our term loan facility and revolving credit facility contain restrictions on our ability to pay dividends.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on The NASDAQ Global Select Market under the symbol “FIVE” since our IPO. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the NASDAQ Global Select Market:

Fiscal 2012	High	Low
Second Quarter (July 19, 2012—July 28, 2012)	$29.96	$25.00
Third Quarter (July 29, 2012—October 27, 2012)	$40.00	$28.70
Fourth Quarter (October 28, 2012—February 2, 2013)	$37.85	$27.73

Fiscal 2013
First Quarter (February 3, 2013—May 4, 2013)	$43.04	$34.62
Second Quarter (May 5, 2013—August 3, 2013)	$42.37	$35.20
Third Quarter (through September 16, 2013)	$49.68	$36.40

On September 16, 2013, the last reported sale price on the NASDAQ Global Select Market of our common stock was $47.41 per share. As of September 9, 2013, we had approximately 80 holders of record of our common stock.

SELLING SHAREHOLDERS

The following table contains information about the beneficial ownership of our common stock as of September 9, 2013 and as adjusted to reflect the sale of shares of our common stock offered by this prospectus supplement by each person selling common stock in connection with this public offering.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 9, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Our calculation of the percentage of beneficial ownership prior to and after the offering is based on 54,040,270 shares of common stock outstanding on September 9, 2013.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Five Below, Inc., 1818 Market Street, Suite 1900, Philadelphia, Pennsylvania 19103.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Funds managed by Advent International Corporation(1)	11,622,261	21.5%	7,000,000	4,622,261	8.6%
David Schlessinger(2)	1,058,578	2.0%	100,000	958,578	1.8%

(1)

The funds managed by Advent International Corporation own 21.5% of Five Below prior to this offering. The direct ownership of the shares of common stock consists of shares held by Advent-Five Below Acquisition Limited Partnership, of which 5,268,375 shares are beneficially owned by Advent International GPE VI Limited Partnership, 3,086,872 shares are beneficially owned by Advent International GPE VI-A Limited Partnership, 266,148 shares are beneficially owned by Advent International GPE VI-B Limited Partnership, 271,958 shares are beneficially owned by Advent International GPE VI-C Limited Partnership, 217,337 shares are beneficially owned by Advent International GPE VI-D Limited Partnership, 646,201 shares are beneficially owned by Advent International GPE VI-E Limited Partnership, 991,374 shares are beneficially owned by Advent International GPE VI-F Limited Partnership, 625,278 shares are beneficially owned by Advent International GPE VI-G Limited Partnership, 192,930 shares are beneficially owned by Advent Partners GPE VI 2008 Limited Partnership, 6,978 shares are beneficially owned by Advent Partners GPE VI 2009 Limited Partnership, 15,113 shares are beneficially owned by Advent Partners GPE VI 2010 Limited Partnership, 17,427 shares are beneficially owned by Advent Partners GPE VI—A 2010 Limited Partnership and 16,270 shares are beneficially owned by Advent Partners GPE VI—A Limited Partnership. The funds managed by Advent International Corporation collectively purchased their interest in shares of our capital stock on October 14, 2010. Immediately prior to this offering, the funds managed by Advent International Corporation will beneficially own 11,622,261 shares (or 21.5%) of our common stock. In the offering, Advent International GPE VI Limited Partnership will be entitled to sell 3,173,101 shares of our common stock, Advent International GPE VI-A Limited Partnership will be entitled to sell 1,859,200 shares of our common stock, Advent International GPE VI-B Limited Partnership will be entitled to sell 160,299 shares of our common stock, Advent International GPE VI-C Limited Partnership will be entitled to sell 163,798 shares of our common stock, Advent International GPE VI-D Limited Partnership will be entitled to sell 130,900 shares of our common stock, Advent International GPE VI-E Limited Partnership will be entitled to sell 389,202 shares of our common stock, Advent International GPE VI-F Limited Partnership will be entitled to sell 597,097 shares of our common stock, Advent International GPE VI-G Limited Partnership will be entitled to sell 376,600 shares of our common stock, Advent Partners GPE VI 2008 Limited Partnership will be entitled to sell 116,201 shares of our common stock, Advent Partners GPE VI 2009 Limited Partnership will be entitled to sell 4,203 shares of our common stock, Advent Partners GPE VI 2010 Limited Partnership will be entitled to sell 9,103 shares of our common stock, Advent Partners GPE VI—A 2010 Limited Partnership will be entitled to sell 9,800 shares of our common stock and Advent Partners GPE VI—A Limited Partnership will be entitled to sell 10,496 shares of our common stock. Immediately after this offering, the funds managed by Advent International Corporation will beneficially own 4,622,261 shares (or 8.6%) of our common stock. Advent International Corporation is the manager of Advent International LLC, which is the general partner of: GPE VI GP Limited Partnership, GPE VI GP (Delaware) Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE-A Limited Partnership and Advent Partners GPE VI—A 2010 Limited Partnership. GPE VI GP Limited Partnership is the general partner of: Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of: Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation exercises voting and investment power over the shares beneficially owned by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares beneficially owned by funds managed by Advent International Corporation, a group of individuals currently composed of David M. McKenna, David M. Mussafer and Steven M. Tadler, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. McKenna, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares beneficially owned by funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(2)	Includes 2,768 shares of common stock held by a certain shareholder as to which Mr. Schlessinger has sole voting power as a custodian. Mr. Schlessinger disclaims beneficial ownership of the shares of common stock subject to such custodianship. Mr. Schlessinger is our Executive Chairman.

MATERIAL UNITED STATES TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

This section summarizes the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock by “non-U.S. holders” (defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.

For purposes of this summary, a “non-U.S. holder” is any holder of our common stock, other than a partnership, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state therein or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a U.S. court and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Such an individual is urged to consult his or her own tax advisor regarding his or her status as a resident alien for U.S. federal income tax purposes under these rules and the U.S. federal income tax consequences of the ownership or disposition of our common stock. If a partnership or other pass-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Any partner in a partnership or owner of a pass-through entity holding shares of our common stock should consult its own tax advisor. A partnership that is not formed under the laws of the United States or a state or the District of Columbia is a non-U.S. holder for purposes of the Additional Withholding Rules described below.

This discussion assumes that a non-U.S. holder will hold our common stock as a capital asset (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, if the investor is a former citizen or long-term resident of the United States, “controlled foreign corporation,” “passive foreign investment company,” or partner in a partnership or beneficial owner of a pass-through entity that holds our common stock. Finally, the summary does not describe the effects of any applicable foreign, state or local laws, considerations under the unearned income Medicare contribution tax, or, except to the extent discussed below, the effects of any applicable gift or estate tax laws.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Dividends

We do not expect to declare or pay any dividends on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Sale of Common Stock.”

Any distribution to the extent treated for U.S. federal income tax purposes as a dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements frequently apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity may be required to provide the partners’ or other owners’ documentation to us or our paying agent. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

If you are a non-U.S. holder (including for this purpose, a partnership) and not an individual, you may be subject to a 30% withholding even if you are eligible to claim the benefits of a tax treaty if you do not comply with certain information reporting rules, described below under Additional Withholding Rules.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, provided that, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, such dividends are attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition to the graduated tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

Subject to the rules discussed under Additional Withholding Rules below, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

•	the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of our business assets. We do not believe that we have been a USRPHC in the past five years, or are currently one, and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is “regularly traded on an established securities market” (as defined in the Code and applicable Treasury regulations), such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at some time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, may also be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, so long as the non-U.S. holder certifies its nonresident status (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described in “—Dividends” will satisfy the certification requirements necessary to avoid the backup withholding tax as well. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary). Information reporting and backup withholding will apply if you sell our common stock through a non-U.S. office of a broker and:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in Treasury regulations,

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Rules

A non-U.S. holder that is an entity (including, for this purpose, a partnership) may be subject to a U.S. withholding tax at a rate of 30% on payments of dividends, if any, that we declare, and on the gross proceeds on the disposition of our common stock, unless the foreign entity has complied with various U.S. information reporting, due diligence and certification requirements that are generally designed to identify U.S. owners or account holders in the foreign entity. Withholding requirements would not apply to payments of dividends made before July 1, 2014 and for payments of gross proceeds from dispositions of our common stock made before January 1, 2017. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement dated September 17, 2013, the underwriter has agreed to purchase, and the selling shareholders have agreed to sell to the underwriter, all 7,100,000 shares of common stock offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

The underwriter may offer the shares of common stock from time to time for sale in one or more negotiated transactions on The NASDAQ Global Select Market, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Five Below, the selling shareholders and our President and Chief Executive Officer have agreed that, for a period of 45 days from the date of the underwriting agreement, they will not, without the prior written consent of the underwriter, sell, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to specified exceptions. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on The NASDAQ Global Select Market under the symbol “FIVE.”

We estimate that the total expenses of this offering, excluding any underwriting discounts and commissions, will be approximately $676,000. The selling shareholders have agreed to bear all of the offering expenses.

In connection with the offering, the underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of shares than it is required to purchase in the offering.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares.

They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed, or may in the future perform, commercial banking, investment banking and/or advisory services for us from time to time for which they have received or will receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, an affiliate of the underwriter is a lender under our credit facility.

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Lock-Up Agreements

In connection with a public offering of our common stock in June 2013, we and certain holders of our common stock outstanding on the date of this prospectus supplement, including our selling shareholders, entered into lock-up agreements with certain underwriters providing that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of our shares of common stock, any options or warrants to purchase shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock, without the prior written consent of Goldman, Sachs & Co., Barclays Capital Inc. and Jefferies LLC for a period of 90 days from June 26, 2013, which consent has been obtained for this offering. The lock-up agreements are subject to customary exceptions, including transfers of shares (i) as a bona fide gift of shares, provided that the donee agrees to be bound in writing by the restrictions described above; (ii) to any trust for the benefit of the lock-up party or the immediate family of the lock-up party, provided that the trustee agrees to be bound in writing by the restrictions described above, and provided further that any such transfer shall not involve a disposition for value; (iii) to the underwriters pursuant to the underwriting agreement; (iv) to the Company to satisfy tax withholding obligations in connection with the exercise of stock options or the vesting of restricted stock outstanding as of the date of the lock-up agreement; (v) in transactions relating to shares of stock acquired in open market transactions after the completion of this offering; and (vi) by will or intestate succession, provided the beneficiary or beneficiaries thereof agree to be bound in writing by the restrictions described above, and provided further that any such transfer shall not involve a disposition for value; provided further that, in the cases of (iv), (v) and (vi), no filing under the Exchange Act shall be required or voluntarily made.

Our amended and restated investor rights agreement also provides that upon the request by underwriters in a registered public offering of our shares of common stock, each shareholder party to such agreement will not directly or indirectly, sell, contract to sell (including without limitation, any short sale), grant any option to purchase, dispose of or otherwise transfer any shares held by such shareholder, without the consent of the underwriters for a period of not more than 180 days following the effective date of the registration statement related to an initial public offering or 90 days following the effective date of the registration statement related to any registration other than the initial public offering. Such shareholders also agreed to execute and deliver the necessary documents to effect such restrictions. In addition, the agreement permits Five Below to impose stop-transfer instructions with respect to such securities until the end of the applicable period.

VALIDITY OF COMMON STOCK

Pepper Hamilton LLP will pass upon the validity of the shares of common stock being offered by this prospectus supplement. A family trust established by an attorney with the firm owns an aggregate of 20,000 shares of our common stock. Sullivan & Cromwell LLP will pass upon the validity of the shares of common stock offered hereby for the underwriter.

EXPERTS

The financial statements of Five Below, Inc. as of February 2, 2013 and January 28, 2012, and for each of the fiscal years in the three-year period ended February 2, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Five Below, Inc., that file electronically with the SEC.

Our reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a web site at www.fivebelow.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for fiscal year 2012;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2013 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for fiscal year 2012);

(c)	Quarterly Reports on Form 10-Q for the first quarter of fiscal year 2013 and for the second quarter of fiscal year 2013;

(d)	Current Reports on Form 8-K filed on August 7, 2013, June 26, 2013, June 21, 2013, June 19, 2013, June 5, 2013, May 14, 2013, April 26, 2013 and March 11, 2013; and

(e)	The description of our common stock, $0.01 par value per share, set forth in the registration statement on Form 8-A filed with the SEC on July 13, 2012, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Five Below, Inc.

Attention: Secretary

1818 Market Street

Suite 1900

Philadelphia, PA 19103

(215) 546-7909

PROSPECTUS

Five Below, Inc.

Common Stock

The selling shareholders to be named in a prospectus supplement may offer and sell shares of the common stock of Five Below, Inc. from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling shareholders. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, as well as any documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FIVE.” The last reported sales price of our common stock on September 16, 2013 was $47.41 per share.

Five Below is an “emerging growth company” as that term is used in the Jumpstart Our Business Startups (JOBS) Act of 2012; however, the Company has not, and does not intend to, take advantage of any of the reduced public company reporting requirements afforded by the JOBS Act.

See “Risk Factors” on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 17, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, selling shareholders may offer shares of our common stock in one or more offerings or resales.

This prospectus provides you with a general description of the common stock selling shareholders may offer. Each time selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

In this prospectus, unless the context otherwise requires or where otherwise indicated, “we,” “us,” “our” and “Five Below” refer to Five Below, Inc., the issuer of the common stock, and its subsidiary as a combined entity.

We have not authorized anyone to give you any information or to make any representations about us, our common stock or any offers by our selling shareholders, other than those contained in this prospectus, applicable prospectus supplements or any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this prospectus nor any accompanying prospectus supplement is an offer to sell anywhere or to anyone where or to whom the selling shareholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

BASIS OF PRESENTATION

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to January 31 of the following year. References to “fiscal year 2013” or “fiscal 2013” refer to the fiscal year ending February 1, 2014, references to “fiscal year 2012” or “fiscal 2012” refer to the fiscal year ended February 2, 2013, references to “fiscal year 2011” or “fiscal 2011” refer to the fiscal year ended January 28, 2012, and references to “fiscal year 2010” or “fiscal 2010” refer to the fiscal year ended January 29, 2011. Fiscal year 2013 consists of a 52-week period, fiscal year 2012 consisted of a 53-week period and each of fiscal years 2011 and 2010 consisted of a 52-week period.

On July 17, 2012, we amended our articles of incorporation to effect a 0.3460-for-1 reverse stock split of our common stock. Concurrent with the reverse stock split, we adjusted (x) the conversion price of our Series A 8% convertible preferred stock, (y) the number of shares subject to and the exercise price of our outstanding stock option awards under our equity incentive plan and (z) the number of shares subject to and the exercise price of our outstanding warrants, such that the holders of the preferred stock, options and warrants were in the same economic position both before and after the reverse stock split. In addition, immediately prior to the closing of our initial public offering, or IPO, the outstanding shares of our Series A 8% convertible preferred stock converted into shares of our common stock.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business, including Five Below® and Five Below Hot Stuff. Cool Prices.® Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. In this prospectus, we also refer to product names, trademarks, trade names and service marks that are the property of other companies. Each of the trademarks, trade names or service marks of other companies appearing in this prospectus belongs to its owners. Our use or display of other companies’ product names, trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, trade name or service mark owner, unless we otherwise indicate.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. It does not contain all of the information that may be important to you and your investment decision. You should carefully read this entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

In this prospectus, unless the context otherwise requires or where otherwise indicated, (i) references to “Five Below,” the “Company,” “we,” “us,” and “our” refer to Five Below, Inc. and its subsidiary as a combined entity and (ii) references to “Merchandising Subsidiary” refers to Five Below Merchandising, Inc., our wholly-owned subsidiary. Numbers may not sum due to rounding.

Overview

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. We offer a dynamic, edited assortment of exciting products, all priced at $5 and below, including select brands and licensed merchandise across a number of categories, which we refer to as “worlds”: Style, Room, Sports, Media, Crafts, Party, Candy and Now (also known as “Seasonal”). We believe we are transforming the shopping experience of our target demographic with a unique merchandising strategy and high-energy retail concept that our customers consider fun and exciting. Based upon management’s experience and industry knowledge, we believe our compelling value proposition and the dynamic nature of our merchandise offering appeal to teens and pre-teens, as well as customers across a variety of age groups beyond our target demographic.

Five Below was founded in 2002 by our Executive Chairman, David Schlessinger, and our President and Chief Executive Officer, Thomas Vellios, who recognized a market need for a fun and affordable shopping destination aimed at our target customer. We opened the first Five Below store in 2002 and have since been expanding across the eastern half of the U.S. As of September 9, 2013, we operated a total of 282 locations across 19 states. Our stores average approximately 7,500 square feet and are typically located within power, community and lifestyle shopping centers across a variety of urban, suburban and semi-rural markets. We plan to open a total of approximately 60 net new stores in fiscal 2013, and we believe we have the opportunity to grow our store base to more than 2,000 locations over time.

Corporate and Other Information

Five Below was incorporated in Pennsylvania in January 2002. David Schlessinger, our Executive Chairman, and Thomas Vellios, our President and Chief Executive Officer, are the founders of Five Below. In October 2010, Advent International Corporation, or Advent, acquired a majority interest in Five Below, which we refer to as the 2010 Transaction, with the goal of supporting the management team in accelerating our growth.

As a result of an internal business restructuring, our merchandising operations are conducted through Five Below Merchandising, Inc., our wholly-owned subsidiary. Merchandising Subsidiary was incorporated in Pennsylvania in June 2013.

Office Location

Our principal executive office is located at 1818 Market Street, Suite 1900, Philadelphia, PA 19103 and our telephone number is (215) 546-7909. Our corporate website address is www.fivebelow.com. The information contained on, or accessible through, our corporate website does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described in the prospectus supplement related to a particular offering as well as other factors and information included in or incorporated by reference into this prospectus, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for fiscal year 2012 and subsequently filed SEC reports. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the risks described in the prospectus supplement related to a particular offering and the risks incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or present facts or conditions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the introduction of new merchandise, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus and the documents incorporated herein by reference speak only as of the date they were made about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in Part I, “Item 1A. Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus, as amended by the risk factors included in Part II, “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. These factors include without limitation:

•	failure to successfully implement our growth strategy;

•	disruptions in our ability to select, obtain, distribute and market merchandise profitably;

•	ability to successfully expand our distribution network capacity;

•	disruptions to our distribution network or the timely receipt of inventory;

•	inability to attract and retain qualified employees;

•	ability to increase sales and improve the efficiencies, costs and effectiveness of our operations;

•	dependence on our executive officers and other key personnel or our inability to hire additional qualified personnel;

•	ability to successfully manage our inventory balances and inventory shrinkage;

•	lease obligations;

•	changes in our competitive environment, including increased competition from other retailers;

•	increasing costs due to inflation, increased operating costs or energy prices;

•	the seasonality of our business;

•	disruptions to our information technology systems in the ordinary course or as a result of system upgrades;

•	failure to maintain adequate internal controls;

•	ability to obtain additional financing;

•	failure to secure customers’ confidential or credit card information, or other private data relating to our employees or our company;

•	natural disasters, unusual weather conditions, pandemic outbreaks, global political events, war and terrorism;

•	current economic conditions and other economic factors;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	inability to protect our brand name, trademarks and other intellectual property rights;

•	increased costs as a result of being a public company;

•	restrictions imposed by our indebtedness on our current and future operations; and

•	new regulations related to conflict minerals.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in this prospectus and the documents incorporated herein by reference are based on information available to us at the time the statements were made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by any selling shareholder.

SELLING SHAREHOLDERS

By this prospectus, selling shareholders may offer to sell shares of our common stock. Information about the selling shareholders, including their identities and the common stock to be registered on their behalf, will be set forth in a prospectus supplement, a post-effective amendment, a free writing prospectus or filings we make with the SEC under the Exchange Act, that are incorporated by reference into this prospectus. The selling shareholders may include certain of our affiliates. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

All of the shares of our common stock to be offered by the selling shareholders pursuant to the registration statement of which this prospectus is a part are issued and outstanding as of the date of the filing of such registration statement. The selling shareholders will not sell any shares of our common stock pursuant to this prospectus until we have identified the selling shareholders in a prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DIVIDENDS

On May 15, 2012, we declared and subsequently paid on May 16, 2012 a special dividend of $2.02 per share on shares of our common stock and on an as-converted basis on shares of our Series A 8% convertible preferred stock totaling approximately $99.5 million, which we refer to as the 2012 Dividend.

Other than the 2012 Dividend, in the past two fiscal years we have not declared, and currently do not plan to declare in the foreseeable future, dividends on shares of our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. In addition, the terms of our term loan facility and revolving credit facility contain restrictions on our ability to pay dividends.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our capital stock, our amended and restated articles of incorporation and our amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated articles of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus is part.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of September 9, 2013, there were outstanding:

•	54,040,270 shares of our common stock held by approximately 80 shareholders of record; and

•	stock options to purchase an aggregate of 1,441,442 shares of our common stock with a weighted average exercise price of $19.24 per share.

On July 17, 2012, we amended our articles of incorporation to effect a 0.3460-for-1 reverse stock split of our common stock. Concurrent with the reverse stock split, we adjusted (x) the number of shares subject to and the conversion price of our Series A 8% convertible preferred stock, (y) the number of shares subject to and the exercise price of our outstanding stock option awards under our equity incentive plan and (z) the number of shares subject to and the exercise price of our outstanding warrants, such that the holders of the preferred stock, options and warrants are in the same economic position both before and after the reverse stock split.

2012 Dividend

On May 15, 2012, we declared and subsequently paid on May 16, 2012 the 2012 Dividend on shares of our common stock and our Series A 8% convertible preferred stock.

Common Stock

Voting rights

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy and entitled to vote on the matter.

Dividend rights

Subject to the preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by the board of directors.

Rights upon liquidation

In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other rights and preferences

Holders of our common stock have no preemptive, subscription, conversion, redemption or sinking fund rights. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “FIVE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (908) 497-2300.

Blank Check Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Accordingly, our board of directors, without shareholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of Five Below or other corporate action. See “—Anti-Takeover Effects of Certain Provisions of Pennsylvania Law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.” At present, there are currently no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Equity Incentive Awards

Options

As of September 9, 2013, we had outstanding options to purchase 1,441,442 shares of our common stock at a weighted-average price of $19.24 per share, of which 240,369 options to purchase shares were vested at such time. As of September 9, 2013, we have 4,678,304 shares remaining available for issuance pursuant to our equity incentive plan.

Restricted Common Stock

In addition, as of September 9, 2013, we had 693,655 shares of restricted common stock issued and outstanding. 14,145 of such shares were issued in connection with the 2010 Transaction and pursuant to our equity incentive plan when all of our options were exercised for common shares or restricted common shares on October 13, 2010. In March 2012, 673,540 of such shares were issued in connection with option cancellation agreements to Messrs. Schlessinger and Vellios. 5,970 of such shares were issued to Messrs. Michael Devine, Thomas Ryan and Ronald Sargent as compensation for their service on the board of directors.

Registration Rights

Advent, David Schlessinger and Thomas Vellios have the right, subject to various conditions and limitations, to include their shares of our common stock in registration statements relating to our securities pursuant to our amended and restated investor rights agreement, as amended. This right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these shareholders could cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital.

Anti-Takeover Effects of Certain Provisions of Pennsylvania Law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our amended and restated articles of incorporation and our amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they also give our board of directors the power to discourage acquisitions that some shareholders may favor.

No Cumulative Voting

Our only issued and outstanding shares of capital stock are common stock. Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Our amended and restated articles of incorporation do not allow for cumulative voting in the election of directors, therefore shareholders holding a majority of the outstanding capital stock entitled to vote will be able to elect all of our directors.

Special Shareholders’ Meetings and Right to Act by Written Consent

According to our amended and restated bylaws, our shareholders are not permitted to call, or to require that the board of directors call, a special meeting of shareholders. Rather, a special meeting of shareholders may only be called by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. In addition, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us.

Our amended and restated bylaws prohibit shareholder action without a meeting through the execution of a written consent or consents thereto by the shareholders, and therefore, any action of shareholders may be taken only at a meeting of the shareholders.

Amendment of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our amended and restated articles of incorporation and amended and restated bylaws each provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal certain provisions of our amended and restated articles of incorporation or amended and restated bylaws. Any amendment to or repeal of certain provisions of our amended and restated articles of incorporation or amended and restated bylaws approved by our board of directors would require the affirmative vote of at least 50% of the voting power of all of our outstanding capital stock entitled to vote on such amendment or repeal.

These provisions may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management or Five Below, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Classified Board; Removal of Directors; Size of Board

Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, directors are divided into three classes, whose members serve staggered three-year terms. Because our shareholders do not have cumulative voting rights, our shareholders holding a majority of the outstanding capital stock entitled to vote are able to elect all of our directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for shareholders to replace a majority of the directors on a classified board.

Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to the rights of holders of any preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, our amended and restated articles of incorporation and amended and restated bylaws provide that the number of directors on our board will consist of a number of directors, not less than three nor more than eleven, to be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of the directors then in office. Further, any vacancies on our board of directors resulting from death, resignation, or removal from office will also be filled solely by the vote of our remaining directors. Any director elected in accordance with the preceding sentence shall be a director of the same class as the director whose vacancy he or she fills and shall hold office until the next annual meeting of shareholders, and until such director’s successor shall have been duly elected and qualified.

Undesignated Preferred Stock

Our amended and restated articles of incorporation authorize undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Five Below. This may have the effect of deterring hostile takeovers or delaying changes in control or management of Five Below.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by The NASDAQ Stock Market LLC. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Procedures for Shareholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. The advance notice provisions in our amended and restated bylaws could have the effect of delaying shareholder actions that are favored by the holders of a majority of our outstanding voting securities until the next shareholder meeting or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Pennsylvania Anti-Takeover Laws

Pursuant to our amended and restated articles of incorporation, we have expressly elected not to be governed by a number of anti-takeover statutes available under Pennsylvania law. We are, however, subject to the following anti-takeover provisions under Pennsylvania law:

•	Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law, or the PBCL, prohibits a “business combination” with an “interested shareholder,” which means a person who (a) is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes entitled to be cast for the election of directors of a corporation or (b) who is an affiliate or associate of such corporation and was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes at any time within the five-year period immediately prior to the date in question, unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by a certain majority of those shareholders who are not interested shareholders nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

•	Pursuant to Section 1715 of the PBCL, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•	the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•	the resources, intent and conduct of any person seeking to acquire control of us; and

•	all other pertinent factors.

Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the PBCL, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Indemnification and Limitation of Directors and Limitation of Liability

Pennsylvania Business Corporation Law

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the PBCL, contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. As described below, we intend to indemnify our directors, officers and other such personnel to the fullest extent permitted by the PBCL.

Amended and Restated Bylaws

Our amended and restated bylaws provide that we may indemnify our directors and officers for monetary damages for any action taken or failure to take any action, unless such director or officer has breached or failed to perform the duties of his or her office under the PBCL, our amended and restated bylaws or our amended and restated articles of incorporation; and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

In addition, our amended and restated bylaws provide that we shall indemnify our directors and officers for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she has acted in good faith and in a manner he or she believed to be in our best interest, or in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses, including attorneys’ fees, is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. Our amended and restated bylaws provide, however, in the case of an action or suit by or in the right of Five Below, that we will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to us, unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification. Our amended and restated bylaws also provide that we may advance expenses to any director or officer upon our receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

Pursuant to our amended and restated bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of Five Below or an employee or agent of Five Below, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against that liability. Accordingly, we maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses, including those that arise from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Pennsylvania law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

PLAN OF DISTRIBUTION

The selling shareholders may sell the common stock covered by this prospectus from time to time in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The selling shareholders may distribute the common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time the selling shareholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of the selling shareholders and the amounts to be sold by them;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the common stock and the proceeds to the selling shareholders;

•	any over-allotment options under which underwriters may purchase additional common stock from the selling shareholders;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	terms and conditions of the offering;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling shareholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. The selling shareholders may use underwriters with whom we or the selling shareholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

The selling shareholders may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us or by selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder’s shares to its limited and general partners. Such selling shareholders may include direct and indirect transferees, pledges, donees and successors of the selling shareholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling shareholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities in an offering, if any. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

As a result of the requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross offering proceeds received by the selling shareholders. If more than 5% of the net proceeds of any offering of common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

We, the selling shareholders and any underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

VALIDITY OF COMMON STOCK

Pepper Hamilton LLP will pass upon the validity of the shares of common stock being offered by this prospectus. A family trust established by an attorney with the firm owns an aggregate of 20,000 shares of our common stock.

EXPERTS

The financial statements of Five Below, Inc. as of February 2, 2013 and January 28, 2012, and for each of the fiscal years in the three-year period ended February 2, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Five Below, Inc., that file electronically with the SEC.

Our reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a web site at www.fivebelow.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for fiscal year 2012;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2013 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for fiscal year 2012);

(c)	Quarterly Reports on Form 10-Q for the first quarter of fiscal year 2013 and for the second quarter of fiscal year 2013;

(d)	Current Reports on Form 8-K filed on August 7, 2013, June 26, 2013, June 21, 2013, June 19, 2013, June 5, 2013, May 14, 2013, April 26, 2013 and March 11, 2013; and

(e)	The description of our common stock, $0.01 par value per share, set forth in the registration statement on Form 8-A filed with the SEC on July 13, 2012, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Five Below, Inc.

Attention: Secretary

1818 Market Street

Suite 1900

Philadelphia, PA 19103

(215) 546-7909

Five Below, Inc.

7,100,000 Shares of

Common Stock